Exhibit 10.24
SEPARATION AGREEMENT AND GENERAL RELEASE
     This Separation Agreement and General Release is entered into this 12th day of October, 2007, by and between HearUSA, Inc. (the “Company”) and Kenneth Schofield (“Schofield” or “Employee”) (collectively the “Parties”).
     WHEREAS, Company provides hearing care to patients primarily through hearing care centers offering a complete range of hearing care products, with operations in the United States and Ontario, Canada;
     WHEREAS, Schofield has been an employee of the Company, most recently serving as Chief Operating Officer;
     WHEREAS, Schofield desires to resign from the Company;
     WHEREAS, the Parties and their respective representatives have engaged in substantial negotiation and now desire to end Schofield’s employment relationship as set forth herein; and
     WHEREAS, on the terms and conditions set forth below, the Parties desire to settle and terminate, with prejudice, any and all potential claims, demands, liability or causes of action, if any, that do or may exist as of the date hereof between them.
     NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties enter into this Settlement Agreement and General Release (“Agreement”) and agree as follows:
1. No Admission Of Liability or Wrongdoing
     This Agreement and/or the Separation Amount (as defined herein) made hereunder and any other consideration that has been or shall be received by Schofield from any Releasee (as defined herein) are not intended to be, shall not be construed as and are not an admission or concession of any wrongdoing or illegal or actionable acts or omissions, and each Releasee expressly denies that any of them engaged in any wrongdoing or illegal or actionable acts or omissions. Schofield hereby represents and agrees that he has not made and shall not make any written or oral statements, suggestions or representations that any Releasee has made or implied any such admission or concession. The fact that a settlement was agreed to, and the terms of this Agreement, including, without limitation, that the Separation Amount payment is being made, shall not be offered, relied upon, used or admitted in any action or proceeding as evidence of any violation of any law or duty as against any Releasee.
2. Separation Amount, Other Loan Forgiveness and COBRA
     (a) The Parties hereby agree that in accordance with the terms and conditions of this Agreement, and following Schofield’s delivery to the Company of a signed and notarized original of this Agreement, and following the expiration of the Revocation Period described in Paragraph 4 below, the Company will cause to be paid, and Schofield will accept, on behalf of himself individually and on behalf of his heirs, executors, administrators, successors and assigns

(collectively, “Releasor”), the sum of $301,547.50, less applicable withholdings (the “Separation Amount”), as follows:
     (i) Upon expiration of the Revocation Period, the Company shall forgive the $50,000 loan Schofield owes to the Company evidenced by the Promissory Note executed by Schofield, a copy of which is attached hereto as Exhibit A. In addition, upon expiration of the Revocation Period, the Company shall forgive the $10,000 loan Schofield owes to the Company evidenced by the Promissory Note executed by Schofield, a copy of which is attached hereto as Exhibit B. To satisfy applicable withholding obligations, the Company will pay to Schofield $25,000, less the sum of (x) all applicable withholdings on the $25,000 payment, (y) all applicable withholdings on the $50,000 loan forgiveness, and (z) all applicable withholdings on the $10,000 loan forgiveness.
     (ii) Within five days following the expiration of the Revocation Period, Releasor will accept $31,547.50, in the form of a check by the Company made payable to Schofield, less applicable withholdings (together with the forgiveness of the $50,000 loan and the $10,000 loan, the “Initial Payment”).
     (iii) Thereafter, on each of the following regular Company pay periods, Releasor will accept, in the form of a check by the Company made payable to Schofield, his regular salary installment for such pay period, less applicable withholdings (the “Separation Amount Balance Payments”), until the $185,000 balance of the Separation Amount (less applicable withholdings on this and any other consideration paid hereunder and not captured by the above) is reached.
The payments made after October 12, 2007, but on or before March 15, 2008, shall each be deemed to be a separate payment qualifying under the short-term deferral rule for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the payments made on or after April 1, 2008 shall each be deemed to be a separate payment for purposes of Section 409A of the Code. Notwithstanding the provision of this paragraph 2(a), no payments will be made between March 15, 2008 and April 12, 2008. Any payments otherwise due during such time period shall be paid on April 12, 2008.
     (b) In the event the Company receives a complaint, charge, notice, statement of claim, demand for arbitration, or similar document alleging that the Company is responsible for unlawful conduct committed by Schofield, the Company shall deposit the Separation Amount Balance Payments otherwise payable to Schofield into an interest bearing account. If following trial, arbitration, administrative action, or other proceeding of any kind (“Action”), it is not determined that Schofield committed unlawful conduct for which the Company is liable, Schofield will receive the amounts deposited into the escrow account, plus the interest it will have earned. If, and only if, it is determined in the Action that Schofield did commit unlawful conduct and such determination mandates payment by the Company to some third party, the Company shall keep the amounts deposited into the escrow account, plus the interest it will have earned.

     (c) Schofield acknowledges that (i) a “qualifying event” within the meaning of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) occurred with respect to Schofield on (October 9, 2007 [Termination Date]), as a result of which Schofield would lose coverage under the Company’s group health plan as of October 31, 2007; (ii) Schofield has received timely written notice of his right to elect to receive continuation coverage under said group health plan pursuant to COBRA (“COBRA Coverage”) after (November 1, 2007 [following end of coverage]); and (iii) Schofield has elected to receive and to pay for COBRA Coverage. In further consideration for all terms of this Agreement, during the period commencing November 1, 2007 and ending upon the earliest to occur of (x) October 31, 2008, (y) the effective date of any coverage under any “group health plan” provided to or obtained by Schofield, or (y) the date that COBRA Coverage otherwise would terminate pursuant to the provision of COBRA (“Benefits Period”), the Company shall continue to provide COBRA Coverage to Employee at the Company’s cost (“Benefits Coverage”). Upon the expiration of the Benefits Period, the Company shall have no obligation to pay for the costs of COBRA Coverage, and any COBRA Coverage to which Schofield may be entitled pursuant to COBRA shall be at Schofield’s sole cost. During the Benefits Period, Schofield shall notify the Company, attention Director of Human Resources, in writing of the occurrence of any event, by reason of which Schofield shall or may be eligible for coverage under any “group health plan” within the meaning of COBRA, and of the terms of such coverage, within ten (10) days from such event and not later than five (5) business days prior to the effective date of such coverage.
3. Exercise of Vested Stock Options
     The Company and Schofield agrees that, notwithstanding any term to the contrary in option grant agreements, Schofield may exercise any stock options vested on the date of this Agreement for a period equal to the shorter of (i) six months from the date of this Agreement, or (ii) the expiration date of such option. All vesting of any unvested options shall immediately cease on the date of this Agreement.
4. Time to Consider and Revocation Period
     By executing this Agreement, Releasor acknowledges that (a) Schofield has been advised by the Company to consult with an attorney before executing this Agreement; (b) Schofield was provided adequate time (i.e, twenty-one [21] days) to review it and to consider whether to sign the Agreement; and (c) Schofield has been advised that he has seven (7) days following execution to revoke it (“Revocation Period”). Notwithstanding anything to the contrary contained herein, this Agreement will not be effective or enforceable until the Revocation Period has expired, and no portion of the Separation Amount is payable and shall not be delivered or paid by the Company until the Revocation Period has expired. Employee agrees that any revocation shall be made in writing and he will cause such written revocation to be delivered to Stephen J. Hansbrough, President and Chief Executive Officer, prior to the expiration of the Revocation Period.
5. Acknowledgment of Full Payment
     Schofield acknowledges and agrees that (a) the Initial Payment is adequate consideration for all of the terms of this Agreement; (b) the Company’s agreement to pay the Separation

Amount Balance Payments is further consideration for all terms of this Agreement; (c) the Separation Amount does not include any benefit, monetary or otherwise, which was earned or accrued or to which Schofield was already entitled; and (e) any monetary or other benefits which, prior to the execution of this Agreement, Schofield may have earned or accrued or to which Schofield may have been entitled, either have been paid, or are hereby released, waived or settled pursuant to this Agreement.
6. Cessation of Relationship and No Hire
     Schofield acknowledges that upon the execution of this Agreement, he ceases any employment relationship with any Releasee. Schofield hereby waives any right to, and agrees not to, knowingly seek retention as an employee or to seek employment with any Releasee, including the Company, and, without waiver by any Releasee of the foregoing, the existence of this Agreement shall be a valid, legal, non-discriminatory basis for rejecting any such application or, in the event Schofield obtains such retention or employment, to terminate such retention or employment.
7. Releasor’s Release of all Claims
     Releasor hereby irrevocably, unconditionally and generally releases the Company, its current and former officers, directors, shareholders, employees, owners, partners, members, affiliates, subsidiaries, divisions, related entities, agents, attorneys, and the current and former officers, directors, shareholders, partners, affiliates, subsidiaries, agents, attorneys and employees of any of the foregoing, and the heirs, executors, administrators, receivers, successors and assigns of all of the foregoing (collectively, “Releasee”), from or in connection with, and hereby waives and/or settles with prejudice, any and all actions, causes of action, suits, debts, dues, sums of money, accounts, controversies, agreements, promises, damages, judgments, executions, or any liability, claims or demands, known or unknown and of any nature whatsoever and which Releasor ever had, now has or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Agreement, including, without limitation, arising directly or indirectly pursuant to or out of any aspect of Schofield’s relationship with or any other contact with any Releasee, the payment or nonpayment of any compensation, the performance of services for any Releasee, the termination of such services, and any liability for any emotional injury, pain or suffering he may have allegedly experienced in connection with such relationship or other contact. Specifically, without limitation, this Agreement shall release Releasee from and apply to any rights and/or claims (a) arising under any contract or other arrangement, express or implied, written or oral; (b) for wrongful dismissal or termination; (c) arising under any applicable federal, state, local or other statutes, orders, laws, ordinances, regulations or the like, or case law, that relate to employment or employment practices and/or, specifically, that prohibit discrimination based upon age, race, religion, sex, national origin, pregnancy, disability, sexual orientation, gender identity, or any other unlawful bases, including without limitation, the United States Constitution, the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Civil Rights Acts of 1866 and 1871, as amended, the Americans with Disabilities Act of 1990, as amended, the Age Discrimination in Employment Act, as amended, the Family Medical Leave Act of 1993, as amended, the Pregnancy Discrimination Act of 1978, as amended, the Employee Retirement

Income Security Act of 1990, as amended, the Workers Adjustment and Relocation Notice Act, as amended, the Fair Labor Standards Act, as amended, the Vietnam Era Veterans’ Readjustment Assistance Act, as amended, the Equal Pay Act, as amended, and any similar applicable statutes, orders, laws, ordinances, regulations or the like, or case law, of any state in which any Releasee is subject to jurisdiction, and/or any political subdivision thereof, and all applicable rules and regulations promulgated pursuant to or concerning any of the foregoing statutes, orders, laws, ordinances, regulations or the like; (d) based upon any other federal, state or local statutes, orders, laws, ordinances, regulations or the like, or case law; (e) for tortious or harassing conduct, infliction of mental distress, interference with contract, fraud, libel or slander; and (f) for damages, including without limitation, punitive or compensatory damages, or for attorneys’ fees, expenses, costs, wages, injunctive or equitable relief.
8. No Attorneys’ Fees
     Schofield and his attorneys specifically acknowledge and agree that none of them are entitled to any award of attorneys’ fees, costs or expenses, and Schofield is not a “prevailing party,” under any federal, state, local or other statute, order, law, ordinance, regulation or the like.
9. No Access To Company Premises
     Schofield agrees not to enter, for any purpose, upon the premises of any current or future Company corporate offices or the premises of any current or future Company owned, leased or managed property including, but not limited to the Company’s retail business locations.
10. No Actions or Proceedings and Non-Participation
     Schofield represents and warrants that he has not filed or commenced any complaints, claims, actions or proceedings of any kind against any Releasee with any federal, state or local court or any administrative, regulatory or arbitration agency or body. If in fact Schofield has commenced any complaints, claims, actions or proceedings of any kind against any Releasee, Schofield agrees to take all steps needed to dismiss or withdraw such complaints, claims, actions or proceeding with prejudice. Schofield agrees, to the fullest extent permitted by law, not to commence, maintain, prosecute or participate in any action or proceeding in any court, agency, or forum against any Releasee with respect to any act, omission, transaction or occurrence up to and including the date of the execution of this Agreement. Schofield further agrees, to the fullest extent permitted by law, not to instigate, encourage, assist or participate in an action or proceeding commenced by anyone else against any Releasee, including the Company, and further agrees, except as may be prohibited by law, that as a precondition to challenging the enforceability of any provision of this Agreement, or in the event the release contained herein is held to be unenforceable, in whole or in part, to repay to the Company the Separation Amount.
11. Non-Disparagement
     The Parties agree not to engage, support, or participate in any act or to make, either directly or by or through another person, any oral or written statement or communication,

including, but not limited to any electronic communication, e-mail or blog posting, that is negative, disparaging or adverse of or concerning the other.
12. Confidentiality of Separation Agreement
     Except as may be required by law, Schofield shall keep confidential and shall not disclose orally or in writing, directly or indirectly, to any person any and all information concerning any aspect of Schofield’s relationship with any Releasee, including without limitation (i) any facts, claims or assertions relating or referring to any conduct or practices by or on behalf of any Releasee; (ii) any facts, claims or assertions relating or referring to any experiences of Schofield or treatment Schofield received by or on behalf of any Releasee through the date of this Agreement, which experiences or treatment could have provided a factual or legal basis for any claim of any kind in any action or proceeding before any court or administrative or arbitral body; (iii) the existence or terms of this Agreement; and (iv) the amount of any payment made hereunder. Schofield further represents that he has not disclosed to any third party that the Company has agreed to pay any monies to Schofield, the existence or terms of this Agreement or the amount of any payment to be made hereunder. Notwithstanding the foregoing, in response to any inquiry concerning any of the foregoing or otherwise, Schofield may state that any dispute with the Company has been resolved. Nothing herein shall preclude Schofield from disclosing the terms of this Agreement to his accountant, legal counsel, insurer or tax advisors; provided that such accountant, legal counsel, insurer or tax advisors are advised of and agree to be bound by the provisions of this paragraph and that Schofield acknowledges that he will be responsible for any violation of the terms of this paragraph by any of those persons.
13. Confidential Information, Non-Solicitation
     Schofield agrees that certain obligations set forth in the Employment Agreement survive the termination of his employment, notwithstanding the termination of the Employment Agreement. Specifically, Schofield agrees as follows:
(a)	Third party confidentiality. Schofield acknowledges that the Company has disclosed that it was subject to duties to third parties to maintain information in confidence and secrecy. Schofield agrees to continue to be bound by any such duties owed by the Company to any third party.

(b)	Confidentiality. Schofield acknowledges that his work for the Company brought him into close contact with various confidential business data of the Company, its contracting parties, affiliates and customers not readily available to the public. Accordingly, Schofield:
(i)	covenants and agrees that on and after the date hereof, on any basis for any reason, Schofield shall not use or disclose to anyone, whether or not for his benefit or otherwise, any confidential matters (collectively, “Confidential Matters”) concerning the Company or its suppliers, consultants, agents, other contracting parties or customers, whether such customers are deemed former, current or potential customers (collectively, the “Clients”), including without limitation all confidential technical information of the Company, secrets, trade secrets, proprietary software, copyrights, client lists, lists of employees, confidential evaluations, mailing lists, details of consultant contracts, pricing policies, sales data and reports, margins, operational methods and processes, plans, financial information and other confidential business affairs, learned by Schofield concerning the Company, its clients or a third party, including without limitation any subsidiaries, partners, affiliates, shareholders, employees, lenders, suppliers, consultants, agents or joint venture partners of the Company (collectively “Affiliates”); and

(ii)	covenants and agrees that (A) all confidential memoranda, notes, lists (including, without limitation, mailing and client lists), records and other confidential documents, whether in written, electronic or other form (and all copies thereof) made or compiled by Schofield or made available to him concerning the Company, its clients and any Affiliates are the sole property of the Company, and (B) if such documents are in the possession or control of Schofield, Schofield shall deliver them, without retaining any copies thereof, to the Company promptly after execution of this Agreement.

(iii)	The provisions of subparagraph (b)(i) above shall not apply to any information that: (1) is publicly available or becomes publicly available through no act or fault of Schofield; (2) is made known to Schofield by a third party who did not obtain it directly or indirectly from the Company; (3) is independently developed by Schofield without use of the Company’s information as evidence by credible written records of Schofield; or (4) is information required to be disclosed by operation of law, governmental regulation or court order provided that, if Schofield determines that such disclosure might be required, Schofield will promptly notify the Company and provide the Company, to the extent practicable, an opportunity to seek a protective order or other appropriate remedy to prevent such disclosure.
(c)	Non-Solicitation. Schofield agrees that for a period of one year from the date of termination, he shall not, directly or indirectly, alone or in concert with others, (i) solicit or encourage any employee of the Company, or an employee of any person or entity with which the Company has an agreement through which the Company and the person or entity are to act in concert with respect to the business of the Company, to leave their respective employment or (ii) hire any employee of the Company.
Schofield acknowledges that the Company may cease making the Separation Amount Balance Payments if he breaches paragraph 13 of this Agreement, and may recover any Separation Amount Balance Payments the Company may have made to Schofield while he was in breach of this paragraph 13.

14. Future Cooperation
     Schofield agrees to execute any other writings and/or documents consistent with this Agreement and reasonably necessary to effectuate the terms of this Agreement. In addition, Schofield will comply with all reasonable requests from any Releasee for assistance and/or information in connection with any matters and/or issues relating to or encompassed within the duties and responsibilities of Schofield’s employment, including without limitation, consulting with any of the employees and/or attorneys of any Releasee with respect to, and/or appearing as a witness in, any dispute, controversy, action or proceeding of any kind. Reasonable out-of-pocket expenses actually incurred by Schofield in connection with his compliance with this paragraph will be reimbursed to Schofield by the Company. Finally, Schofield agrees to appear in any court or other tribunal upon ten (10) business days’ notice if such appearance is necessary to effectuate the terms of this Agreement.
15. Employment References
     If Schofield requires a job reference from a prospective employer, and provided such prospective employment does not violate paragraph 13 of this Agreement, Schofield shall contact the President and Chief Executive Officer of the Company, who will advise Schofield’s prospective employer of the dates of Schofield’s employment with the Company, Schofield’s title at the Company, and Schofield’s annual salary during the last year of his employment with the Company.
16. Return of Company Property
     Schofield represents that he has returned to the Company all property of the Company in his possession or over which he retained control such as keys, automobiles, cell phones, credit cards, access cards, records, documents and files and all copies and recordings thereof. To the extent Schofield subsequently discovers property of the Company in his possession or within his control, he shall immediately return such property and all copies, recordings or duplicates thereof to the Company.
17. Survival
     The covenants, representations and acknowledgments made in this Agreement shall survive the execution of the Agreement and the delivery of the Separation Amount. In the event that Schofield is found to have made a material misstatement in any term, condition, covenant, representation or acknowledgment in this Agreement, or has committed or commits a breach of any term, condition or covenant in this Agreement, Schofield shall be liable for any damages suffered or incurred by the Company by reason of such misstatement or breach.
18. Entire Agreement and Severability
     This Agreement constitutes the sole and complete understanding and agreement between the Parties with respect to the matters set forth herein, and there are no other agreements or understandings, whether written or oral and whether made during the course of negotiating this Agreement or otherwise, with respect to the matters set forth herein. The Parties acknowledge that, in executing this Agreement, they are not relying on any representation or statement made to them by any person other than as set forth herein. No term, condition, covenant, representation or acknowledgment contained in this Agreement may be amended unless in a writing signed by the Parties. If any section of this Agreement is determined to be void, voidable or unenforceable, it shall have no effect on the remainder of the Agreement which shall remain in full force and effect.
19. Arbitration
     Any future dispute, controversy or claim between Releasor and any Releasee shall be submitted to and finally determined by binding arbitration to be held in New York, New York at the American Arbitration Association (“AAA”), before one arbitrator with each party to be responsible for its own attorneys’ fees and costs incurred in connection therewith. Claims subject to this arbitration provision are and shall be (a) those claims which arise out of or relate to this Agreement, including the enforceability and/or violation of any term or provision of this Agreement; (b) any future disputes that may arise between Releasor and Releasee; and/or (c) in the event that paragraph 7 of this Agreement is determined or deemed to be void or unenforceable, in whole or in part, those claims which arise out of or relate to any rights or claims, or constituting any claims, that are described in and/or are referred to, and were intended to be waived and released, in paragraph 7 of this Agreement. In the event that this arbitration provision is determined by a court with appropriate jurisdiction to be unenforceable, the Parties waive their right, if any, to a trial by jury of any claim arising out of or in connection with this Agreement, or in the event that paragraph 7 of this Agreement is determined or deemed to be void or unenforceable, of any claims that are described in and/or referred to, and were intended to be waived and released, in paragraph 7 of the Agreement. Notwithstanding the foregoing, the Company may seek injunctive relief from any court of competent jurisdiction.
20. Governing Law
     This Agreement shall in all respects be subject to, governed by and enforced and construed pursuant to and in accordance with the laws of the State of Delaware, without regard to and excluding its choice of law rules and except that the interpretation and enforceability of the arbitration clause herein shall be governed by the Federal Arbitration Act.
21. Binding Agreement and Execution
     This Agreement shall be binding upon and inure to the benefit of the successors, heirs, devisees, legatees, executors, administrators, assignees, trustees, affiliates and parent companies of each of the Parties as provided for herein. This Agreement may be executed in one or more counterparts. The several executed counterparts shall be considered an original and shall be binding on the Parties.
22. Representation of Schofield
     Schofield agrees and acknowledges that (a) he has had an adequate opportunity to review this Agreement and all of its terms and has been represented by counsel with respect to any potential claims he may have had, and this Agreement; (b) he understands all of the terms of this

Agreement, and such terms are fair, reasonable and are not the result of any fraud, duress, coercion, pressure or undue influence exercised by or on behalf of any Releasee; and (c) he has agreed to and entered into this Agreement and all of the terms hereof, knowingly, freely and voluntarily.
23. Miscellaneous
          a. The captions in this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof.
          b. As used in this Agreement, the masculine shall include the feminine and neuter, the singular shall include the plural and the plural shall include the singular, as the context may require.
          c. No rules of construction against the drafter of this Agreement shall apply in any interpretation or enforcement of this Agreement.
     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

Date: 10/12/07	/s/ Kenneth Schofield
KENNETH SCHOFIELD

Date: 10/12/07	HearUSA, Inc.
	By:	/s/ Stephen J. Hansbrough
		Name/Title:	Stephen J. Hansbrough
President and Chief Executive Officer

STATE OF FLORIDA	)
COUNTY OF	)
On the                      day of                                         , 2007, before me came Kenneth Schofield, to me known, and known to me to be the individual described in, and who executed the foregoing Settlement Agreement and General Release, and duly acknowledged to me that he executed same.

Notary Public